Contact:	James P. Zeumer
Senior Vice President, Public Affairs,
Communications and Investor Relations
480-627-2785

FOR IMMEDIATE RELEASE

ALLIED WASTE NAMES DENISE R. DANNER SENIOR VICE PRESIDENT, CONTROLLER & CHIEF ACCOUNTING OFFICER

Phoenix, AZ - Sept. 5, 2007 — Allied Waste Industries, Inc. (NYSE: AW), a leading waste services company, today announced that Denise R. Danner has been named Senior Vice President, Controller & Chief Accounting Officer. Ms. Danner will have responsibility for managing the company’s accounting functions and disclosure obligations. In her new role, Ms. Danner will report to Peter S. Hathaway, Allied Waste’s Executive Vice President and Chief Financial Officer. Her appointment was effective September 4, 2007. John S. Quinn, who held this position on an interim basis since October 2006, will continue to serve Allied Waste in his primary role as Senior Vice President, Finance.

“Denise Danner is a respected accounting professional, with proven capabilities overseeing a Fortune 500 company’s accounting and reporting functions,” said Mr. Hathaway. “We look forward to benefiting from her experience and expertise as a key member of the Allied Waste team, while we continue to achieve the highest standards in financial reporting. I would like to recognize John Quinn for his contribution in managing this function, along with his other duties, throughout the search process.”

Ms. Danner joins Allied Waste from Phelps Dodge Corporation, where she served as Vice President, Controller and Chief Accounting Officer from 2004 to 2007, and Assistant Controller from 2001 to 2004. At Phelps Dodge, Ms. Danner had direct authority over and responsibility for, among other things, the company’s filings with the Securities and Exchange Commission, earnings reports, pension and post-retirement annual financial statements and Sarbanes-Oxley certification and financial reporting internal controls processes. Before Phelps Dodge, Ms. Danner was Controller of Wildblue Communications, Inc., and prior to that served in a series of positions with increasing responsibility, including Director of Financial Reporting, Assistant Controller and Insurance Risk Manager. From 1979 to 1989, she was an accountant at Price Waterhouse.

Ms. Danner is a Certified Public Accountant. She received a Bachelor of Business Administration from the University of Texas at Austin.

About Allied Waste Industries, Inc.

Allied Waste is America’s second largest non-hazardous solid waste services company and an environmental leader. Headquartered in Phoenix, AZ, Allied Waste provides waste collection, transfer, recycling and disposal services to millions of residential, commercial and industrial customers in over 100 major markets spanning 37 states and Puerto Rico. Our team of 24,000 dedicated employees operates within a highly efficient, integrated organization that generated $6 billion of revenue in 2006.